Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of April 29, 2011 (the "Agreement") is by and between Kevin Vining (“Employee”) and Antero Payment Solutions, Inc., a Nevada corporation (the “Company”).

RECITALS

A.

Whereas, on March 29, 2011, the Company entered into that certain Agreement and Plan of Merger, by and among Anoteros, Inc., a Nevada corporation (“Parent”), Antero Payment Solutions, Inc., a Nevada corporation (the “Company”), COA Holdings, Inc., a Nevada corporation (“COAH”) and certain Major Shareholders of COAH, under which at the Effective Time of the Merger, COAH would merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B.

Whereas, the Merger has been approved by the Major Shareholders of COAH and is expected to close on or about April 11, 2011, subject to the satisfaction of certain conditions to closing as set forth in the Merger Agreement.  The Merger will be effective as of the time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the “Effective Time”).

C.

Whereas, subject to the Closing of the Merger, the Company desires to employ Employee as the Vice President of Business Development of the Company on the terms and conditions and for the consideration hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires employment with the Company on such terms and conditions and for such consideration as set forth herein.

DEFINITIONS

1.

Definitions.  For the purposes of this Agreement, the terms below shall have the indicated meanings:

An “Affiliate” of, or person “Affiliated” with a specified person, as used in this Agreement, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Card(s)” shall mean any credit or debit card issued by the Company to any end user or users.

“Confidential Information” shall mean trade secret and other confidential or proprietary information of the Company, its predecessors in interest, or any Affiliate of the Company or its predecessors in interest, whether or not marked or identified as Confidential Information. Without limiting the generality of the foregoing definition, Confidential Information shall include: data related to the Products, including research and development work, information regarding patents, patent applications, designs, trade secrets, trade dress, trademarks, service marks, trademark and service mark applications, trade names and computer programs and codes; material and work products; names, addresses and information concerning former, existing and prospective customers/clients; names, addresses and information concerning all contacts at all such customers/clients; all agreements with all former, existing and prospective customers/clients; costing, pricing and estimation procedures and formulae regarding proposals and other uses; sales, profit and loss, profit margin, production costs, overhead and other bookkeeping and accounting information; all information regarding business development and marketing; names, addresses and information concerning all contacts at the Company’s vendors and suppliers and the vendors and suppliers of its predecessors in interest or its Affiliates; costs and contents of proposals by or to and agreements with all such vendors and suppliers; confidential information revealed to the Company, its predecessors in interest or its Affiliates by third parties and which the Company is obligated to keep confidential; information contained in manuals, memoranda, plans, drawings and designs, formula books, specifications, flow charts, computer discs, tapes, and other media programs and printouts of the Company or any of its predecessors in interest or Affiliates; and other books and records of the Company.

“Disability” as used herein, shall mean the physical or mental incapacity of Employee which the Company determines prevents him from performing any substantial part of his then applicable executive duties for the Company with or without reasonable accommodation (other than accommodation which would impose undue hardship on the Company).

“Employee Generated Contract” shall mean any agreement or contract of any kind  entered into by the Company and any third party whereby the Company issues Cards and such agreement or contract was entered into as the direct result of any such lead or referral generated by the Employee.

“Products and Services” shall mean the financial products, services and solutions provided to the financial services industry, including data capture, card issuance, reporting, fraud compliance, and consulting for the prepaid card industry sold by the Company or any Company Subsidiary at any time.

 “Termination Date” shall mean the date Employee ceases to be employed by the Company.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the above stated Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2.

Employment Period.

(a)

Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment on the terms and conditions set forth herein, commencing at the time of Closing under the Merger Agreement (as the term “Closing” is defined in the Merger Agreement) (the “Effective Date”).  The commencement of the employment term and the Effective Date are expressly subject to the consummation of the transactions contemplated by the Merger Agreement set forth therein, subject to extension by the parties thereto as provided by or permitted in such Merger Agreement.  In the event that the Closing is not effected, this Agreement shall be null and void ab initio.

(b)

Employment Period. The Company hereby agrees to employ Employee and Employee hereby agrees to accept the employment with the Company on the terms and conditions set forth herein for a period of five (5) years commencing on the Effective Date, and ending on the anniversary date thereof, subject to earlier termination as hereinafter provided in Section 4 (the “Employment Period”).

(c)

Renewal Periods. At the end of the Employment Period, the parties shall mutually agree as to whether this Agreement shall be renewed.

(d)

Position and Responsibilities.  Employee shall be the Vice President of Business Development of the Company and shall perform such duties and responsibilities as may be reasonably requested from time to time by the Board of Directors and President of the Company.  Employee agrees that while employed by the Company he will devote his full time, taking into consideration his position, applying his attention, skill and best efforts to the faithful performance of his duties hereunder in a professional manner, to the exclusion of any other occupation.  Due to the nature of his position and his seniority, Employee agrees that he will work those hours reasonably necessary to complete his duties hereunder, even if such duties require him to work outside of normal business hours. Employee agrees that in the performance of such duties and in all aspects of employment, Employee will comply with the policies, standards, work rules, strategies and regulations established from time to time by the Board of Directors and President of the Company.  Employee acknowledges that during the Employment Period, the Board of Directors or the President of the Company may assign Employee duties, titles or positions that are different than those that he performs on the date hereof.

3.

Compensation and Other Benefits.

(a)

Salary.  During the Employment Period, for the performance of his duties under this Agreement, the Company shall pay Employee a fixed base salary at the rate of one thousand dollars ($1,000) per month (the “Salary”) (less applicable, federal, state and local income tax, withholding and other payroll taxes). The Salary shall be payable on the first day of each month. Employee has agreed that said salary shall be deferred for a period of three (3) months from the Effective Time, at which time it will be due and payable.

(b)

Commissions.

  Each month during the Term hereof, the Company shall pay Employee a commission equal to ten cents ($0.10) (the "Commissions") per each Card issued by the Company  pursuant to any Employee Generated Contract.  The Commissions shall be payable to Employee within thirty (30) days of the end of each month with regard to the prior months receipts by the Company for Cards issued by the Company.

(c)

Benefits.  During the Employment Period, Executive shall be entitled to the benefits of such group medical, travel and accident, short- and long-term disability, and term life insurance, if any, as the Company shall make generally available from time to time to the Company’s executive officers.

(d)

Reimbursement.   The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including reasonable expenses respecting entertainment, travel, and similar items, provided that Executive shall have complied with the Company’s regular reimbursement procedures and practices generally applicable from time to time to the Company’s executive officers.  Such reimbursement will be capped at $5,000 per month.

(e)

Withholding.  Employee acknowledges that the Company will withhold from amounts owing to him under this Agreement all appropriate income taxes, payroll taxes, and similar amounts as may be required by applicable laws.

4.

Termination; Severance Benefits.

(a)

Termination for “Cause”.  Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Employee at any time during the Employment Period, effective immediately, for Cause.  “Cause” shall mean any of the following: (i) Employee acts or fails to act in any respect which could reasonably be construed as material and willful misconduct or dereliction of duty toward the Company as determined by the Board of Directors of the Company; (ii) Employee fails on a repeated basis to perform his duties in a reasonably satisfactory manner recognizing the importance and seniority of his position or to attend to his duties as normally expected of an executive of the Company; (iii) Employee fails to comply with the direction of the Board of Directors of the Company or violates standards of conduct or work rules the violation of which is grounds for dismissal of an employee of the Company; (iv) Employee fails, in the reasonable judgment of the Board of Directors of the Company, to perform his duties in a professional manner and to operate the business of the Company in a manner which achieves the business objectives, goals and targets in accordance with the parameters set by the Company's Board of Directors from time to time; (v) Employee fails, in the reasonable judgment of the Board of Directors of the Company, to perform his duties in a manner which enables the Company to achieve the financial objectives set forth in the Company’s business plan as adopted by the Company’s Board of Directors from time to time; (vi) Employee’s conviction of, guilty plea or confession to a crime (other than a traffic offense or comparable infraction); or (vii) Employee breaches any of the covenants contained in Section 4 of this Agreement.

If Employee’s employment is terminated for Cause, he shall be entitled to any earned but unpaid Salary through the Termination Date, credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and employee benefits to which Employee is then entitled as expressly provided in Benefit Plans in which Employee participates, but shall not be entitled to any severance compensation or any other benefits; and the Company shall have no further obligation to Employee under this Agreement.

(b)

Notice of Termination.   Any termination of Employee’s employment by the Company for Cause shall be communicated to Employee by a notice of termination (the “Notice of Termination”) which: (i) indicates the specific termination provision of this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and (iii) specifies the termination date.

(c)

Disability of Employee.   Upon the Disability of Employee for a continuous period of 180 days, the Company may terminate the employment of Employee.  On termination pursuant to this Section 4(c), the Employment Period shall end immediately and the Company shall: (i) pay Employee his Salary through the end of the month in which such termination occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimburse Employee for expenses properly reimbursable and not previously reimbursed; and (iii) pay or otherwise make available to Employee benefits to which Employee is then entitled as expressly provided in Benefit Plans in which Employee participates. In such event, Employee shall not be entitled to any severance compensation or any other employee benefits and the Company shall have no further obligation to Employee under this Agreement.

(d)

Death of Employee.   Upon the death of Employee, this Agreement shall terminate and the Employment Period shall end immediately.  The Company shall thereupon pay or otherwise make available to Employee’s executor, administrator or other legal representative: (i) his Salary through the end of the month in which his death occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimbursement for expenses properly reimbursable and not previously reimbursed; and (iii) benefits to which Employee’s executor, administrator or other legal representative is then entitled as expressly provided in Benefit Plans in which Employee participates.  In such event, Employee’s executor, administrator or other legal representative shall not be entitled to any severance compensation or any other employee benefits, and the Company shall have no further obligation to Employee or his executor, administrator or other legal representative under this Agreement.

(e)

Other Termination by Company.   The Company shall have the right to terminate Employee’s employment at any time other than pursuant to any of Sections 4(a) through 4(d) above by giving thirty (30) days' prior notice to Employee. On termination pursuant to this Section 4(e), Employee shall be entitled to Salary for a period of six (6) months from the Termination Date, plus credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable but not previously reimbursed through the Termination Date, and employee benefits to which Employee is entitled as of the Termination Date as expressly provided in benefit plans in which Employee participates, but shall not be entitled to any other severance compensation or any other benefits and the Company shall have no further obligation to Employee under this Agreement.

(f)

Termination by Employee for Good Reason.   Employee shall have the right (unless the Company shall have theretofore terminated Employee’s employment pursuant to any other provision of this Agreement) to terminate Employee’s employment at any time for Good Reason (as hereinafter defined) by giving thirty (30) days' prior written notice to the Company; provided that, (i) on receipt of such notice, the Company shall have the right, by notice to Employee, to cause the termination pursuant to this Section 4(f) to be effective at any earlier date within thirty (30) day period, and (ii) the Company shall nevertheless have the right and power to terminate Employee’s employment for Cause pursuant to Section 4(a) during such six-month period, which right shall not be limited or otherwise affected by any action taken by Employee pursuant to this Section 4(f), and if the Company terminates Employee’s employment pursuant to Section 4(a) during such six-month period, Employee’s notice of termination pursuant to this Section 4(f) shall be void and of no effect.  On termination pursuant to this Section 3(f), Employee shall be entitled to Salary for a period of six (6) months from the Termination Date, plus credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable but not previously reimbursed through the Termination Date, and employee benefits to which Employee is entitled as of the Termination Date as expressly provided in Benefit Plans in which Employee participates, but shall not be entitled to any other severance compensation or any other employee benefits and the Company shall have no further obligation to Employee under this Agreement.

As used herein, "Good Reason" shall mean: (i) the Company has failed to assign to the Employee, on a consistent basis, executive duties which are commensurate with his position; (ii) a material reduction by the Company in the Base Salary of the Employee as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; or (iv) any material breach by the Company of any material provision of this Agreement.

(g)

Termination by Employee without Good Reason.   Employee shall have the right to terminate Employee’s employment at any time without Good Reason by giving thirty (30) days' prior written notice to the Company; provided that, (i) on receipt of such notice, the Company shall have the right, by notice to Employee, to cause the termination to be effective at any earlier date within such six-month-period, and (ii) the Company shall nevertheless have the right and power to terminate Employee’s employment for Cause pursuant to Section 3(a) during such thirty (30) day period, which right shall not be limited or otherwise affected by any action taken by Employee pursuant to this Section 4(g), and if the Company terminates Employee’s employment pursuant to Section 3(a) during such thirty (30) day period, Employee’s notice of termination pursuant to this Section 3(g) shall be void and of no effect.  On termination pursuant to this Section 3(g), Employee shall be entitled to any earned but unpaid Salary through the Termination Date, credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and benefits to which Employee is then entitled as expressly provided in Benefit Plans in which Employee participates, but shall not be entitled to any severance compensation or any other employee benefits; and the Company shall have no further obligation to Employee under this Agreement.

5.

Inventions, Confidential Information, Competition and Related Matters.

(a)

Assignment of Inventions.  Employee agrees that Employee will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas, concepts and discoveries (collectively, “Inventions”), whether patentable or not, and all copyrightable works of any type or medium (“Works”), of which Employee has obtained or obtains knowledge or information during the Employee’s employment with the Company and which relate to any research or experimental, developmental or creative work carried on or contemplated by the Company or the Products or Services.  All Inventions and Works are and shall remain the exclusive property of the Company.  Employee agrees that Employee will assign, and hereby does assign, to the Company or its designee, all of Employee’s right, title and interest in and to all Inventions (whether patentable or not) and all Works, conceived, originated, made, developed or reduced to practice by Employee, alone or with others, during Employee’s employment by the Company(whether before, on or after the date of this Agreement).  All Works are and shall be deemed to be “works for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 and all other applicable laws and regulations.

During Employee’s employment with the Company and for a period of one year after any termination for any reason of such employment, Employee agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto, and to protect the same against infringement by others, all as and to the extent that the Company may reasonably request and at the Company’s expense, for no consideration to the Employee other than the Employee’s compensation, if any, under Section 3.

Notwithstanding any of the foregoing provisions of this Section 5(a) to the contrary, this Section 5(a) shall not apply to an Invention or Work developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company’s business or to demonstrably anticipated research or development of the Company, or (b) result from any work performed by Employee for the Company.  Employee acknowledges that the preceding sentence constitutes the notification required by California Labor Code Section 2872.  Employee has listed on Attachment A to this Agreement, which the Company agrees to keep confidential, all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by Employee (whether before or during Employee’s employment with the Company) qualifying for the exception in the first sentence of this paragraph.

(b)

Restrictions on Use and Disclosure of Information.  Documents prepared by Employee or other employees or agents of the Company and Confidential Information that might be given to Employee in the course of performing his duties hereunder are the exclusive property of the Company and shall remain in the Company’s possession on the Company’s premises or at such location designated by the Board of Directors of the Company.  Under no circumstance shall any such Confidential Information or documents be removed without the written consent of the Board of Directors of the Company first being obtained.

Immediately at any time on request by the Company and in any event upon the expiration or termination of Employee's employment under this Agreement, regardless of the reason therefor, Employee shall forthwith deliver to the Company all documents, procedural manuals, guides, specifications, formulae, plans, drawings, flow charts, designs and other materials, records, data bases, computer disks or printouts, customer lists and compilations of special information on customer requirements, notebooks and similar repositories of Confidential Information and Inventions, including all copies thereof, whether prepared by Employee or others.

Employee acknowledges and agrees that the Confidential Information is regularly used or contemplated to be used in the business of the Company, is owned by the Company and is held in confidence by the Company.  Except as required by Employee’s duties hereunder, Employee agrees that he shall never, directly or indirectly, use, publish, disseminate or otherwise disclose to any person or entity any Confidential Information or Inventions without the prior written consent of the Board of Directors of the Company, or as otherwise required by law or legal process.  Nothing contained in this Section 5(b) shall prevent disclosure of information which previously has been completely disclosed in a published patent or other publication of general circulation, or otherwise been disclosed without restrictions to third parties by the Company or its Affiliates.  Employee further agrees that Employee will immediately and fully inform the Company of any actual or suspected disclosure to or use by any third party of any Confidential Information of which Employee gains knowledge while employed by the Company or any of the Company's predecessors in interest.

(c)

Non-competition Agreement.  The parties recognize that an important part of the duties of Employee hereunder and the value to be received by the Company from Employee’s services is the preservation and improvement of the goodwill and customer relationships of the Company.  The parties desire to protect the Company against any attempt by Employee to compete with the Company so as to appropriate the goodwill and customer relationships of the Company.  Accordingly, Employee agrees that he shall not, and shall not suffer or permit any action to be taken in preparation to, directly or indirectly:

(i)

For so long as he is employed by the Company, own an interest, join, operate, control, participate in or be connected, as an officer, director, manager, employee, agent, independent contractor, consultant, member, partner, shareholder or principal, with any corporation, limited liability Company, partnership, joint venture, proprietorship, association or other entity or person  engaged in the business of selling or distributing any of the Products or Services or similar products or services anywhere in the World (it being acknowledged that the market for the Products and Services is global); or

(ii)

For so long as he is employed by the Company, sell to or solicit purchases of Products by customers who were customers or prospective customers of the Company, its predecessors in interest or its Affiliates at any time during the term of Employee’s employment with the Company before, on or after the date of this Agreement; or

(iii)

For so long as he is employed by the Company and for two years from the Termination Date, interfere or attempt to interfere with any contractual or business relationship or prospective business advantage of the Company; or

(iv)

For so long as he is employed by the Company and for two years from the Termination Date, induce or attempt to induce any employee of the Company to leave the Company's employ or any consultant of the Company to terminate engagement with the Company.

Notwithstanding anything to the contrary contained herein, nothing in this Section 5(c) shall prevent Employee from owning, directly or indirectly, securities of, or otherwise participating in the ownership of, any publicly-owned business which is engaged in the business of developing, manufacturing, selling or distributing Products and Services, so long as Employee shall not own more than five (5) percent of the total equity interest and shall not be in control of such business and the fair value of Employee’s ownership interests in such business.

(d)

Legal Duties.   Employee acknowledges and agrees that his agreements herein are intended to implement certain of Employee's duties under federal and state laws, such as California Labor Code section 2860, which provides:

"Everything which an employee acquires by virtue of his employment, except the compensation which is due to him from his employer, belongs to the employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment."

Nothing in this Agreement shall be interpreted or construed as limiting Employee's obligations or the Company's rights under any of such laws.

(e)

Remedies on Breach of Section 5.

(i)

Effect of Breach. The Company and Employee hereby stipulate that, as between them: (1) Confidential Information and Inventions are important, material, and confidential and that disclosure of that information will gravely affect the successful conduct of the Company’s business and its goodwill; and (2) that any breach of the terms of this Section 5 is a material breach of this Agreement.

(ii)

Remedies.  Employee recognizes that any failure to comply with the provisions of this Section 5 shall cause irreparable harm to the Company and that money damages alone would be insufficient to compensate the Company.  Employee therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Employee in the event of actual or threatened breach of any of the provisions of this Section 4, without any necessity for the Company to post any bond or other security in connection therewith.  Any such relief shall not preclude the Company from seeking any other relief at law or equity with respect to any such claim.

(f)

Nondisclosure to the Company.  Employee represents, warrants and agrees that he does not possess and will not use, in connection with his employment by the Company, and will not disclose to the Company, any trade secrets or other confidential or proprietary information or intellectual property in which any other person has any right, title or interest, without the express authorization of such other person.  Employee represents and warrants that his employment by the Company as contemplated hereby will not infringe or violate the rights of any other corporation, limited liability Company, partnership, trust, proprietorship, association or other entity or person.

(g)

Trade Secrets of Third Parties.   Employee acknowledges and understands that, in dealing with existing and potential suppliers, customers, contracting parties and other third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company's understanding that the Company will maintain the confidentiality thereof and will require its employees and consultants to do so.  Employee agrees to treat all such information and materials as Confidential Information subject to this Agreement.

(h)

Survival.   The representations, warranties and agreements in this Section 4 shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of Employee’s employment with the Company.

6.

Entire Agreement.   This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written communications, representations or agreements with respect to the subject matter hereof.

7.

Amendment.   This Agreement shall be amended only by a written document signed by each party hereto.

8.

Notice.   All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to the Company, addressed to:

Antero Payment Solutions, Inc.

Attn Michael J. Sinnwell Jr., President

24328 Vermont Avenue, #300

Harbor City, CA 90710

If to Employee to, addressed to:

Kevin Vining

24747 Hidden Valley Road

Hermosa, SD 57744

9.

Construction.   The titles and headings to the Sections and paragraphs contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine.

10.

Successors and Assigns; Third Party Beneficiaries.   This Agreement shall be binding upon and shall inure to the benefit of the executors, guardians, administrators, heirs, legatees, successors and assigns of the Company and Employee.  No other person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary thereof.

11.

Assignment.   The Company may assign this Agreement or any or all of its rights under this Agreement and delegate any or all of its obligations under this Agreement.  Without the prior written consent of the Company, Employee shall not assign this Agreement or any rights hereunder, or delegate any duties hereunder, voluntarily or involuntarily, by operation of law or otherwise, and any such assignment or delegation by Employee that may be attempted or purported without the Company’s consent shall be void and of no effect.

12.

Waiver.   No waiver by a party at any time of any breach by the other party of, or compliance by the other party with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provision at the same time or at any prior or subsequent time.

13.

Governing Law.   This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of California, without regard to its conflicts of law provisions.

14.

Consent to Jurisdiction and Venue.

(a)

Jurisdiction.  Each of the parties hereto hereby consents to the jurisdiction of all state and federal courts located in Orange County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with this Agreement or any of the transactions contemplated hereby, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award.  Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section, or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b)

Venue.  Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts.  In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

15.

Severability.   The provisions of this Agreement shall be deemed to be severable, and if any provision hereof shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the parties shall use all reasonable efforts to amend or replace the invalid or unenforceable provision in a manner that implements as nearly as possible the parties' original intent with respect to such provision, to the extent practicable.

16.

Execution in Counterparts and by Facsimile.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed and delivered by each party.  Any party may execute this Agreement by facsimile signature and the other parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been executed by such party.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

EMPLOYEE

/s/ Kevin Vining

Kevin Vining

ANTERO PAYMENT SOLUTIONS INC.

/s/ Michael J. Sinnwell Jr.

By: Michael J. Sinnwell Jr.

Its:  President

(Signature page for Kevin Vining/Antero Antero Payment Solutions Inc. Employment Agreement)